Exhibit 99.2


KROLL
The Risk Consulting Company



For Immediate Release

     Kroll Inc. Prices $150 Million Convertible Subordinated Notes Offering


New York, December 18, 2003 -- Kroll Inc. (Nasdaq: KROL), the global risk consulting company, announced today the pricing of its offering of $150 million of convertible subordinated notes due in 2014 in an offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. To the extent that the initial purchasers sell more than $150 million of these notes, they will have an option to purchase up to an additional $25 million of notes.

The notes will bear interest at a rate of 1.75% per annum. They will be convertible, under certain circumstances, into shares of Kroll's common stock at an initial conversion rate of 28.5205 shares of common stock per $1,000 principal amount of notes, which represents a premium of 37.5% to the last reported sale price of Kroll's common stock on December 17, 2003 of $25.50.

The notes will be redeemable at Kroll's option beginning in January 2009 at a redemption price of 100% of the principal amount plus accrued interest, if any. Holders of the notes will have the right to require Kroll to repurchase their notes in January 2009 and January 2011 and under certain circumstances.

Kroll expects to use a portion of the net proceeds from this offering to repurchase up to approximately 2.78 million shares of its common stock. Kroll expects to repurchase approximately 2.0 million of these shares simultaneously with the issuance of the notes in this offering and up to the remaining 780,000 of these shares from time to time. The total number of shares expected to be repurchased is approximately equal to the number of shares of common stock issuable upon conversion of Kroll's outstanding 6% Senior Subordinated Convertible Notes due 2006. Kroll may redeem the 6% convertible notes at any time after November 14, 2004. It is likely that upon a call for redemption the holders of the 6% convertible notes would exercise their right to convert them into approximately 2.78 million shares. Kroll expects to use the remainder of the net proceeds from this offering for general corporate purposes.

The offering is expected to close on January 2, 2004, subject to the satisfaction of customary closing conditions.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, securities. Any offer of securities will be made only by means of a private offering circular. The securities will not be registered under the Securities Act of 1933, as amended, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected, estimated or projected.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: changes in the demand for, or in the mix of, Kroll's services; project delays or cancellations; cost overruns with regard to fixed price projects; competitive pricing and other competitive pressures; changes in United States and foreign governmental regulation and licensing requirements; currency exchange rate fluctuations; foreign currency restrictions; general economic conditions; political instability in foreign countries in which Kroll operates; Kroll's ability to implement its internal growth strategy and to integrate and manage successfully any business Kroll acquires or achieve planned synergies in connection with any acquisition; and other factors that are set forth in its annual report on Form 10-K for the year ended December 31, 2002.

                                      # # #

Contact:    Philip J. Denning
            Manager, Investor Relations
            212 833-3469